UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 29, 2011

(Date of Report/Date of earliest event reported)

DOMTAR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-33164	20-5901152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 de Maisonneuve Blvd. West

Montreal, Quebec

Canada H3A 1L6

(Address and zip code of principal executive offices)

(514) 848-5555

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated With Exit or Disposal Activities

On March 29, 2011 Domtar Corporation announced that, as approved by the Board of Directors on March 28, 2011, it will permanently shut down one of four paper machines at its Ashdown, Arkansas pulp and paper mill, no later than July 1, 2011. This will reduce Domtar’s annual uncoated freesheet paper production capacity by approximately 125,000 short tons. The mill’s workforce will be reduced by approximately 110 employees.

The closure will result in an aggregate pre-tax charge to earnings of approximately $80 million, which includes an estimated $77 million in non-cash charges relating to the accelerated depreciation of the carrying amounts of manufacturing equipment and the write-off of related spare parts, and $3 million related to other costs, including employee severance. Of the estimated total pre-tax charge of approximately $80 million, $6 million is expected to be recognized in the first quarter of 2011 and $74 million is expected to be incurred in the second quarter of 2011.

Closure and restructuring costs are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs may differ from these estimates due to subsequent business developments. As such, additional costs, further write-downs and impairment charges may be required in future periods.

A copy of the news release is being furnished as Exhibit 99.1 to this form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits 99.1:     News release of Domtar Corporation, dated March 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMTAR CORPORATION
(Registrant)

By:	/S/ RAZVAN L. THEODORU
Name:	Razvan L. Theodoru
Title:	Vice-President, Corporate Law and Secretary

Date:	March 29, 2011

Exhibit Index

Exhibit No.	Exhibit

99.1	News Release of Domtar Corporation, dated March 29, 2011.

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